Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for Trust Certificates of Copper Property CTL Pass Through Trust.

July 10, 2026
(Date)

WHITEBOX ADVISORS LLC

/s/ Lisa Conrad
(Signature)
Lisa Conrad General Counsel & Chief Compliance Officer
(Name/Title)

July 10, 2026
(Date)

WHITEBOX GENERAL PARTNER LLC

/s/ Lisa Conrad
(Signature)
Lisa Conrad Authorized Signatory
(Name/Title)